Exhibit 5.1

Mark Weeks (650) 843-5011 mweeks@cooley.com	VIA EDGAR

December 7, 2016

Dextera Surgical Inc.

900 Saginaw Drive

Redwood City, CA 94063

Ladies and Gentlemen:

We have acted as counsel to Dextera Surgical, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 649,840 shares (the “2016 Plan Shares”) of the Company’s common stock, $.001 par value per share (“Common Stock”), reserved for issuance under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”), and (ii) 300,000 shares, (the “ESPP Shares”) of Common Stock, reserved for issuance under the Company’s 2016 Employee Stock Purchase Plan (the “ESPP” and collectively with the 2016 Plan the “Plans”).

In connection with this opinion, we have examined: the Registration Statement and related Prospectuses; the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect; the 2016 Plan; the ESPP; and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereto. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the 2016 Plan Shares, when sold and issued in accordance with the 2016 Plan and the Registration Statement and related Prospectus and (ii) the ESPP Shares, when sold and issued in accordance with the ESPP and the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

3175 hanover Street, Palo Alto, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com

Dextera Surgical, Inc. December 7, 2016 Page Two

Sincerely,

Cooley LLP

By:/s/ Mark Weeks

Mark Weeks

3175 hanover Street, Palo Alto, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com